CERTAIN INFORMATION INDICATED BY [***] HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2.

ETHANOL MARKETING AGREEMENT

THIS ETHANOL MARKETING AGREEMENT (this “Agreement”), dated as of September 17, 2013 (the “Execution Date”), is entered into by and between Eco-Energy, LLC, a Tennessee limited liability company with its registered office at 725 Cool Springs Boulevard, Suite 500, Franklin, Tennessee 37067 (“Eco”), and Heron Lake Bio Energy, LLC, a Minnesota limited liability company, with its principal office located at 91246 390th Avenue, Heron Lake, Minnesota (“Heron”).

RECITALS

A.    HLBE operates an ethanol production facility located at Heron Lake, Minnesota (the “Plant”) that is capable of producing up to approximately 60 million gallons per year of commercially marketable ethanol (the “Output”) and desires to enter into a marketing agreement for the Output.

B.    Eco is an ethanol marketer and is experienced in the marketing, selling and transportation of ethanol, and is willing to purchase and market the entire Output of the Plant and to supply to the Plant the Railcars to be used in transporting the Output.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IT IS AGREED BETWEEN THE PARTIES:

1.    Exclusivity:

(a)    HLBE shall sell exclusively to Eco, and Eco shall purchase from HLBE, the entire Output during the Term (as defined in Section 21(a)), on the terms set forth in this Agreement.

(b)    [***].

(c)    Eco may purchase and otherwise market and sell ethanol and other products for Eco’s own use or account, and Eco may also market and sell ethanol and other products of other persons (including affiliates or related parties of Eco) as well as provide services to other persons, on such terms and conditions as are determined by Eco from time to time.

2.    Purchase and Sale:

(a)    Eco shall use commercially reasonable efforts to solicit competitive market offers for the ethanol purchased from HLBE. Eco shall use reasonable efforts to optimize freight, fuel characteristics, and other marketing tools to provide competitive market pricing for HLBE’s ethanol production. Eco’s efforts shall include working with current, developing, and emerging markets to provide favorable ethanol pricing back to HLBE when compared with market alternatives. When commercially reasonable, Eco shall assist HLBE in determining if offers are competitive with alternative markets by providing market insight as part of the purchase offers or contracts.

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(b)    Eco shall use its commercially reasonable efforts to, from time to time, submit purchase orders or purchase contracts similar to Exhibit B (each, a “Purchase Order”) to HLBE for purchases of ethanol produced at the Plant, all upon and subject to the terms and conditions of this Agreement. Eco may place a Purchase Order with HLBE orally, by email or by a written Purchase Order in a form mutually acceptable to HLBE and Eco. The terms of any Purchase Order shall specify a purchase price F.O.B. the Plant (the “Purchase Price”) and shall specify the method of transport of the ethanol (i.e., via truck, rail or some combination thereof) and include a request for the sale and delivery of ethanol on a one-time basis or on a daily, weekly, monthly or other periodic basis. Any Purchase Order may be cancelled by Eco at any time, prior to the earlier of: (i) the time at which such Purchase Order becomes an Accepted Purchase Order (as that term is defined in Section 2(c) below) or (ii) prior to the time that HLBE has entered into a legally binding commitment based upon the Purchase Order.

(c)    HLBE may accept or reject each Purchase Order in whole but not in part. HLBE shall notify Eco of HLBE’s acceptance or rejection of each particular Purchase Order within the time period specified in such Purchase Order, or if no time period is specified in such Purchase Order, within twenty-four (24) hours of HLBE’s receipt of such Purchase Order (in either case, the “Acceptance Period), and if HLBE fails to notify Eco within the Acceptance Period, HLBE shall be deemed to have rejected such Purchase Order. HLBE may accept or reject any Purchase Order orally, by e-mail or by written notice, provided, however, that Eco reserves the right to require HLBE to accept or reject any particular Purchase Order or Purchase Orders only in writing. Any Purchase Order that is accepted by HLBE is referred to in this Agreement as an “Accepted Purchase Order” and is binding on both parties and becomes incorporated into this Agreement. Thus, each Accepted Purchase Order becomes assimilated into this Agreement for purposes of determining the parties’ rights, duties, and/or liabilities. Notwithstanding any other term or condition of this Agreement or any Accepted Purchase Order, in the event of any inconsistency between the terms and conditions of this Agreement and any Accepted Purchase Order, this Agreement shall govern unless such Accepted Purchase Order expressly states its intent to supersede this Agreement and is in writing and signed by both Eco and HLBE. Eco shall summarize the terms of the Accepted Purchase Order in the form of a Purchase Contract (“Purchase Contract”).

(d)    Each party shall designate one or more persons (each a “Representative”) who shall be authorized and directed to deal with the other party hereunder and to make all sales decisions on behalf of such party. All directions, transactions and authorizations given by such Representative(s) whether orally, electronically (including, without limitation, by email), by facsimile or in writing shall be binding upon the party that appointed the Representative. Both parties shall be entitled to rely on the authorization of the other party’s Representative(s) until it receives written notification from the other party that such authorization has been revoked and the name and contact information of the replacement representative(s).

3.    Lease of Railcars:

(a)    Eco hereby leases to HLBE railcars (the “Railcars”), and HLBE hereby accepts the lease of the Railcars.

(b)    The lease payment for each Railcar equals (collectively, the “Lease Fee”):

(i)    $750 per Railcar per month for 20 Railcars, and

(c)    Eco and HLBE will work together to determine the number of Railcars needed by HLBE pursuant to this Agreement, which amount shall be agreed upon by each of Eco and HLBE. If additional Railcars are determined to be necessary Eco shall provide such Railcars to HLBE at a market price.

(d)    If this agreement is terminated, HLBE will be responsible to take over all rail leases assigned to HLBE, if so determined by Eco.

4.    Purchase Price and Fees:

(a)    The amount payable by Eco to HLBE for ethanol that is purchased by Eco pursuant to this Agreement shall be [***].

(b)    The amount Payable by HLBE to Eco for services to be provided by Eco under this Agreement (the “Marketing Fee”) shall be [***].

(c)    [***].

5.    Payment:

(a)    Subject to the term and conditions set forth in this Agreement, upon Eco’s receipt from HLBE of an invoice, bill of lading, return bill of lading, and certificate of analysis, Eco will pay to HLBE by wire transfer within 10 calendar days of each unit (i.e., truck or railcar) being shipped from the HLBE facility. If HLBE desires to receive payment more expeditiously than the aforementioned 10 day payment term, Eco will act in good faith to accommodate the request; however, the expedited payment to GFE will be charged an additional daily interest expense equal to the Wall Street Journal Prime Rate plus 2.75% based on the number of days each payment is expedited.

(b)    Eco shall deliver to HLBE a bill of lading that identifies the ethanol for which payment is being made, the Purchase Contract that is the subject of the payment, the Purchase Price, and the final amount being paid.

(c)    Subject to the term and conditions set forth in this Agreement, upon HLBE’s receipt from Eco of an invoice, HLBE will pay to Eco by wire transfer within ten (10) days of receipt of the invoice, as reflected in the invoice:

(i)    the Marketing Fee; and

(ii)    the Lease Fee.

(d)    Eco will negotiate all freight fees regarding the shipment of ethanol from the Plant. Eco will be responsible for remitting payment directly to all truck and rail carriers for all outbound shipments.

6.    Renewable Identification Numbers: HLBE shall accurately and timely assign Renewable Identification Numbers (singly, a “RIN” and, collectively, “RINs”) for all ethanol delivered hereunder with the equivalency value of 1.0 for corn ethanol. Such RINs shall comply with the rules and regulations promulgated by the Environmental Protection Agency pursuant to the Renewable Fuels Standard (as it may hereafter be amended, restated or modified). Simultaneously with the transfer of title to any ethanol from HLBE to Eco hereunder (on invoice), HLBE shall accurately assign and transfer the RIN or RINs for such ethanol to Eco. Alternatively, if it is later determined feasible, HLBE shall permit Eco to generate, assign and transfer the RIN or RINs for such ethanol, acting as an Agent on behalf of HLBE, including, without limitation, the creation and delivery of all necessary product transfer documents as required under applicable federal laws and regulations through the EPA EMTS. Upon request, Eco shall provide HLBE with a transaction summary of all quarterly transactions; however, HLBE shall remain responsible and accountable for the correct report submission of such required reports to the EPA. If the opportunity is available to create a value from buying or selling RINs that were generated by HLBE and transferred to Eco, (i) Eco will advise HLBE of such opportunity and (ii) Eco and HLBE will strategize together how to optimize the opportunity, then (iii) any profit generated from such activity will be shared equally by both parties. Eco is obligated to provide HLBE with undenatured export offers on a continuous basis during the Term in an effort to assist HLBE in managing its Renewable Identification Number (RIN) regulatory requirements.

7.    Production and Loading Reports and Schedules:

(a)    HLBE shall provide to Eco production forecasts, as well as daily plant inventory balances. The aforementioned information should include at a minimum the following:

(i)    quarterly production schedules that accurately specify to the greatest extent possible the ethanol production schedule at the Plant for the following six calendar months; and

(ii)    a daily status report by 1000 A.M. (CST) that provides:

(1)    that day’s ethanol inventory, prior day’s production, that day’s production schedule for the Plant and the estimated production for the succeeding day;

(2)    the volume of ethanol then stored at the Facility;

(3)    the number of Railcars at the Facility on such day that have not yet left the Facility and are:

a.    empty; or

b.    loaded with ethanol; and

(4)    such other increased or changed information as the parties may agree.

(b)    Eco shall schedule the loading and shipment of all ethanol at the Plant, and shall provide to HLBE no later than 3 p.m. on Wednesday of each week during the term of this Agreement:

(i)    a loading schedule for the following week specifying the total loads to be shipped for the week, loads to be shipped for each Accepted Purchase Order, quantities of ethanol to be removed from the Plant each day and the method of transportation from the Plant (i.e. by truck or rail); and

(ii)    rolling monthly estimates for the following month specifying the total loads to be shipped for the month, loads to be shipped for each Accepted Purchase Order, quantities of ethanol to be removed from the Plant each day, and method of transportation from the Plant (i.e. by truck or rail).

(c)    On Monday and Wednesday of each week, Eco shall notify HLBE of the then current estimate of the dates and times that railcars and trucks that Eco has scheduled to arrive at the Facility to take delivery of Ethanol

(d)    No later than 5 p.m. each Friday (or such other day and time as Eco and HLBE mutually agree) and such other times as HLBE may reasonably request, Eco shall deliver a report listing each outstanding Accepted Purchase Order, which shall include:

(i)    the Accepted Purchase Order number;

(ii)    the amount of ethanol of such Accepted Purchase Order previously filled and the dates on which such portion or portions were filled and the remaining volumes of ethanol to be delivered in connection such Accepted Purchase Order; and

(iii)    the scheduled delivery dates for each outstanding Accepted Purchase Order.

(e)    Eco and HLBE shall cooperate in coordinating production and loading schedules, including by promptly notifying the other of any changes in any production or loading reports or schedules delivered hereunder; provided, however, that Eco shall be entitled to act and rely upon the production forecasts provided to Eco by HLBE as described in Section 7 of this Agreement.

(f)    No later than the fifth day of each calendar month during the Term, HLBE shall provide Eco a report specifying the number of gallons of ethanol produced by the Plant in the immediately preceding calendar month.

(g)    In order to assist HLBE with analyzing the market and market opportunities, from time to time, as reasonably requested by HLBE, Eco shall deliver to HLBE a market insight report that provides indication key marked drivers, stocks and production reports. Eco agrees to make generally available to HLBE all market insight, analysis and recommendations it derives from its involvement with and knowledge of ethanol production, supplies, trading and logistics.

(h)    Eco assumes responsibility for logistics, railcar, and truck schedule management through a combination of the above activities partnered with active analysis of railcar fleet traces and projections of turn times, car movements, etc.

8.    Delivery, Storage, Loading, Title:

(a)    The place of delivery by HLBE and pick-up by Eco for all ethanol purchased by Eco under this Agreement shall be F.O.B. the loading flange at the truck/rail load out of the Plant. HLBE shall grant and allow Eco and its agents (including, without limitation, all truck and rail carriers) reasonable access to the Plant in the manner and at the times requested by Eco in order to allow Eco to take delivery of ethanol in accordance with the loading schedules provided by Eco pursuant to Section 7.

(b)    HLBE shall confirm, no later than the next day, meter or weight certificates, bills of lading and certificates of quality analysis for the previous day’s deliveries of ethanol to Eco.

(c)    Eco shall arrange for all trucks and rail cars as needed to take delivery of all ethanol. Eco shall use its commercially reasonable efforts to manage the arrival of trucks and rail cars to be at the Plant for pick-up of ethanol in accordance with Eco’s loading schedules as provided to HLBE pursuant to Section 7, or as otherwise mutually agreed by Eco and HLBE.

(d)    HLBE shall provide and supply, without charge to Eco, all facilities, equipment and labor necessary to load the ethanol into trucks and rail cars (as applicable) at the Plant. HLBE shall maintain all loading facilities and equipment at the Plant in accordance with industry standards and in good and safe operating condition and repair, subject to ordinary wear and tear. Without limiting the preceding sentence, HLBE shall ensure (i) all trucks and rail cars shall be loaded to their full legal capacity (except as otherwise requested by Eco), and (ii) all trucks and rail cars shall be loaded without delay as quickly as is reasonably possible. HLBE will not pay demurrage charges for instances where truck loading is delayed due to multiple trucks arriving for loadout within the same general timeframe. In the event foreign matter or a foreign substance is discovered in any load of ethanol delivered hereunder, HLBE shall take all action (at its cost and expense) to cooperate with Eco to determine such foreign matter or foreign substance and its content. HLBE shall handle all ethanol during the loading process in a good and workmanlike manner and in accordance with Eco’s reasonable requirements and customary industry practices.

(e)    Subject to Sections 10(b) and 11, title and risk of loss for ethanol shall pass from HLBE to Eco after the loading of the ethanol into trucks and rail cars at the loading flange between the Plant and the transportation vehicle.

(f)    HLBE shall provide storage space equal to 1.0M gallons at the Plant, and such storage space shall be continuously available for Eco’s use for storage of HLBE’s ethanol, without charge to Eco.

9.    Quantity of Ethanol; Production:

(a)    The quantity of ethanol delivered to Eco under this Agreement and loaded by truck and rail shall be definitively established by outbound meter and weight certificates obtained from meters and scales of HLBE that are properly certified as of the time of loading in accordance with any requirements imposed by any governmental or regulatory authorities and that otherwise comply in all material respects with all reasonable commercial standards and applicable laws, rules and regulations. HLBE agrees to maintain at the Plant, in good and safe operating condition and repair and in accordance in all material respects with all applicable laws, rules and regulations, truck scales or metered pumps suitable for weighing/measuring ethanol. All costs and expenses incurred in connection with obtaining such certificates, and maintaining such truck weights, shall be borne by HLBE.

(b)    If HLBE determines to expand the capacity of the Plant beyond 115% of its current Annual Production Capacity, HLBE shall give Eco written notice of such expansion and of the estimated monthly production of ethanol at the Plant after such expansion, as soon as reasonably possible. Eco shall then have the first option to purchase all or any portion of the additional ethanol to be produced, under the same terms as this Agreement, as a result of such expansion if the product is not directly marketed as E85 or direct marketed product.

10.    Quality of Ethanol:

(a)    All ethanol sold to Eco hereunder shall meet all of the following specifications (the “Specifications”): (i) it shall be fuel grade, of consistent quality and composition, (ii) it shall meet the minimum quality standards set forth in Exhibit A, (iii) it shall be of merchantable quality, stable and unadulterated, (iv) it shall be suitable for lawful introduction into commerce under the laws of the United States of America and any other nation to which the ethanol is shipped, and (v) it shall not change composition during or after loading.

(b)    Notwithstanding any other term or condition of this Agreement, HLBE agrees and acknowledges that it will be solely responsible for the quality of the ethanol produced at the Plant while it is within HLBE’s control.

11.    Rejection of Ethanol by Eco: Eco may reject, before or after delivery to Eco, any ethanol that fails to conform to or satisfy the requirements of Section 10. Eco shall provide HLBE written notice as soon as possible of any such rejection of ethanol.

If any ethanol is properly rejected by Eco (the “Rejected Ethanol”), Eco will, in its discretion:

(a)    Offer HLBE a reasonable opportunity to examine and take possession of the Rejected Ethanol, at HLBE’s cost and expense, if Eco reasonably determines that the condition of the Rejected Ethanol permits such examination and delivery prior to disposal;

(b)    Dispose of the Rejected Ethanol in the manner as directed by HLBE, and at HLBE’s cost and expense, subject to the requirements of applicable laws, rules and regulations and any third-party rights; or

(c)    If Eco has no reasonably available means of disposing of the Rejected Ethanol, and if HLBE fails to direct Eco to dispose of the Rejected Ethanol or directs Eco to dispose of the Rejected Ethanol in a manner inconsistent with applicable laws, rules or regulations or any third-party rights, then Eco may return the Rejected Ethanol to HLBE, at HLBE’s cost and expense.

Eco’s obligation with respect to any Rejected Ethanol shall be fulfilled upon HLBE taking possession of the Rejected Ethanol, the disposal of the Rejected Ethanol or the return of the Rejected Ethanol to HLBE, as the case may be, in accordance with subparagraphs (a), (b) or (c) above.

HLBE shall reimburse Eco for all costs and expenses incurred by Eco for storing, transporting, returning, disposing of or otherwise handling Rejected Ethanol, and Eco shall provide HLBE with reasonable substantiating documentation for all such costs and expenses. HLBE shall also refund any amounts paid by Eco to HLBE for Rejected Ethanol within ten (10) days of the date of HLBE’s receipt of Eco’s written notice of the rejection. Eco shall have no obligation to pay HLBE for Rejected Ethanol, and after written approval from HLBE Eco may deduct from payments otherwise due from Eco to HLBE under this Agreement the amount of any reimbursable costs or any required refund by HLBE as described above.

If any ethanol is rejected following the transfer of title and risk of loss to Eco under Section 8(e), title and risk of loss to the Rejected Ethanol shall automatically revert to HLBE effective upon the rejection of the ethanol.

12.    Testing and Samples: If HLBE knows or has reason to believe that any ethanol sold hereunder does not conform to or satisfy the requirements of Section 10 or may be subject to rejection under Section 11, HLBE shall promptly notify Eco so that such ethanol can be tested before entering the stream of commerce. If Eco knows or has reason to believe that any ethanol does not conform to or satisfy the requirements of Section 10 or may be subject to rejection under Section 11, then Eco may obtain independent laboratory tests of such ethanol. If a test is initiated by Eco pursuant to the preceding sentence and the ethanol is tested and found to comply with Section 10 and to not be subject to rejection, then Eco shall be responsible for the costs of testing such ethanol. HLBE shall be responsible for all testing costs in all other circumstances.

HLBE will take an origin sample of ethanol representative of every truck and rail car loaded at the Plant, using sampling methodology that is consistent with industry standards. HLBE will label the samples to indicate the date of testing and keep records identifying specific units that were loaded from such sample. The samples and identifying records will be retained by HLBE for sixty (60) days. Testing of sulfate levels shall be done on all ethanol produced at this Plant.

Upon written request of Eco HLBE shall deliver to Eco a composite analysis of all ethanol produced at the Plant on a monthly basis, and also at such other times and for such production periods as are reasonably requested by Eco from time to time. The composite analysis shall be in a format reasonably acceptable to Eco and HLBE.

13.    Other Expenses: HLBE shall be responsible for paying all sales taxes, fees and charges assessed or imposed by any governmental authority or industry organization with respect to the export, sale and delivery of ethanol to Eco as contemplated by this Agreement, including, without limitation, taxes, fees and charges for export, import, ad valorem, value added, assessment, sales, inspection or otherwise. HLBE shall also be responsible for paying any and all local, state and federal tax liabilities. If any such taxes, fees and charges of HLBE are paid by Eco, HLBE shall promptly reimburse Eco for such fees and charges or Eco shall have a right to offset such taxes, fees and charges against amounts determined to be owed to Eco by HLBE, pursuant to Section 30. Eco shall be responsible for any and all taxes or fees directly attributable to it after title transfer.

14.    Duties of HLBE: HLBE agrees as follows:

(a)    HLBE shall cooperate with Eco in the performance of the services to be provided by Eco under this Agreement in a commercially reasonable manner, including by providing Eco, in a timely manner, any records or information that Eco may reasonably request from time to time as part of Eco’s marketing of ethanol.

(b)    HLBE shall use commercially reasonable efforts to (i) operate the Plant for the production of ethanol in compliance with this Agreement, and (ii) maintain the Plant in good and safe operating repair and condition, subject to ordinary wear and tear. However, nothing herein shall be deemed to require HLBE to produce any minimum amount of ethanol and, subject to any Purchase Orders accepted by HLBE pursuant and subject to Sections 2(b) and 7(0 of this Agreement, HLBE may reduce or eliminate its ethanol production for any reason without such reduction constituting a breach of this Agreement.

(c)    HLBE shall promptly notify and advise Eco of any laws, rules, regulations, court orders, requirements and standards, taxes, fees or charges of any governmental authority or industry organization (or any changes thereof) which could materially impact the ethanol sold hereunder or the sale or resale thereof, or any other transactions contemplated by this Agreement.

(d)    HLBE shall perform its duties and obligations under this Agreement in a commercially reasonable manner and in compliance in all material respects with all governmental laws, rules and regulations that are applicable to HLBE’s duties and obligations under this Agreement.

(e)    HLBE shall advise Eco of any problems that come to its attention with respect to any ethanol sold hereunder.

(f)    HLBE shall advise Eco of any matter regarding any ethanol sold hereunder that raises an issue of compliance of such ethanol with applicable governmental laws, rules or regulations or industry standards known to HLBE.

(g)    HLBE shall use commercially reasonable efforts to obtain and continuously maintain in effect any and all material governmental and other consents, approvals, authorizations, registrations, licenses and permits that are necessary or appropriate for HLBE to fully and timely perform all of its duties and obligations under this Agreement, including, without limitation, all licenses, permits and other approvals that are necessary or appropriate to market and sell the ethanol sold hereunder as contemplated herein.

(h)    All ethanol shall be delivered and sold to Eco by HLBE free and clear of all liens, restrictions on transferability, reservations, security interests, financing statements, licenses, mortgages, tax liens, charges, contracts of sale, mechanics’ and statutory liens and all other liens, claims, demands, restrictions and encumbrances whatsoever (collectively, “Encumbrances”).

(i)    HLBE will establish and maintain at all times true and accurate books, records, documents, contracts, accounts and electronic data in accordance with generally accepted accounting principles (GAAP) applied consistently from year to year consistent with good industry practices, distinguishable from all other books and records, in respect of all transactions undertaken by such party pursuant to this Agreement.

15.    Duties of Eco: Eco agrees as follows:

(a)    Eco shall perform its duties and obligations under this Agreement in a commercially reasonable manner and in compliance in all material respects with all governmental laws, rules and regulations that are applicable to its performance under this Agreement.

(b)        Eco shall be responsible for Eco’s relationship and dealings with all third-party purchasers of ethanol from Eco, including with respect to and for billing, collections and account servicing and management, and, except as provided in Section 5(a), Eco shall bear all credit and collection risk with respect to Eco’s sales of ethanol to third parties.

(c)    Eco shall promptly advise HLBE of any matter regarding any ethanol sold hereunder that comes to the attention of Eco and that raises an issue of compliance of such ethanol with applicable governmental laws, rules, regulations or industry standards.

(d)    Eco will establish and maintain at all times true and accurate books, records, documents, contracts, accounts and electronic data in accordance with generally accepted accounting principles (GAAP) applied consistently from year to year consistent with good industry practices, distinguishable from all other books and records, in respect of all transactions undertaken by such party pursuant to this Agreement.

(e)    Eco shall promptly notify and advise HLBE of any laws, rules, regulations, court orders, requirements and standards, taxes, fees or charges of any governmental authority or industry organization (or any changes thereof) which could in any way impact the ethanol bought hereunder or the purchase or resale thereof, or any other transactions contemplated by this Agreement.

(f)    Eco shall use commercially reasonable efforts to obtain and continuously maintain in effect any and all governmental and other consents, approvals, authorizations, registrations, licenses and permits that are necessary or appropriate for Eco to fully and timely perform all of its duties and obligations under this Agreement, including, without limitation, all licenses, permits and other approvals that are necessary or appropriate to market and sell the ethanol sold hereunder as contemplated herein.

16.    Representations and Warranties of HLBE: HLBE represents and warrants to Eco as follows:

(a)    HLBE is duly organized, validly existing and in good standing under the laws of the state in which HLBE was organized, and has and shall maintain all requisite power and authority to own or otherwise hold and use its property and carry on its business as now conducted and as to be conducted pursuant to this Agreement.

(b)    This Agreement has been duly authorized, executed and delivered by HLBE, and constitutes the legal, valid and binding obligation of HLBE, enforceable against HLBE in accordance with its terms. HLBE has and shall maintain all requisite power and authority to enter into and perform this Agreement, and all necessary actions and proceedings of HLBE have been taken to authorize the execution, delivery and performance of this Agreement.

(c)    The execution and performance of this Agreement does not and will not conflict with, breach or otherwise violate any of the terms or provisions of the organizational or governing documents of HLBE or of any agreement, document or instrument to which HLBE is a party or by which HLBE or any of its assets or properties are bound.

(d)    There is no civil or criminal action or other litigation, action, suit, investigation, claim or demand pending or, to the knowledge of HLBE, threatened, against HLBE that may have a material adverse effect upon the transactions contemplated by this Agreement or HLBE’s ability to perform its duties and obligations under, or to otherwise comply with, this Agreement.

(e)    HLBE shall have good and marketable title to all ethanol to be delivered hereunder, free and clear of all Encumbrances.

(f)    HLBE is now in compliance with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations (collectively, “Laws”), other than Laws where neither the costs or potential costs of failing to comply, nor the costs or potential costs of causing compliance, would be material to HLBE or its business or assets. The definition of Laws set forth above includes, without limitation, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act of 1986, the Emergency Planning and Community Right-to-Know Act of 1986, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act, any state equivalent thereof and all other laws related to the protection of the environment (“Environmental Laws”).

(g)    HLBE has not withheld from Eco any material facts relating to HLBE’s ethanol production capabilities, and/or relating to the business operations of HLBE. Further, no representation or warranty in this Agreement, or in any letter, certificate, exhibit, schedule, statement or other document furnished pursuant to this Agreement, contains any untrue statement of a material fact.

(h)    As of the date of this Agreement, HLBE has, and will at all times during the Term continuously maintain in effect, any and all governmental and other consents, approvals, authorizations, registrations, licenses and permits that are necessary or appropriate for HLBE to fully and timely perform all of its duties and obligations under this Agreement, including, without limitation, all licenses, permits and other approvals that are necessary or appropriate to market and sell the ethanol sold hereunder as contemplated herein.

(i)    Throughout the Term, HLBE will have the technical capability to produce the quality of ethanol required under this Agreement.

17.    Representations and Warranties of Eco: Eco represents and warrants to HLBE as follows:

(a)    Eco is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, and has and shall maintain all requisite power and authority to own or otherwise hold and use its property and carry on its business as now conducted and as to be conducted pursuant to this Agreement.

(b)    This Agreement has been duly authorized, executed and delivered by Eco, and constitutes the legal, valid and binding obligation of Eco, enforceable against Eco in accordance with its terms. Eco has and shall maintain all requisite power and authority to enter into and perform this Agreement, and all necessary actions and proceedings of Eco have been taken to authorize the execution, delivery and performance of this Agreement.

(c)    The execution and performance of this Agreement do not and will not conflict with, breach or otherwise violate any of the terms or provisions of the organizational or governing documents of Eco or of any agreement, document or instrument to which Eco is a party or by which Eco or any of its assets or properties are bound.

(d)    There is no civil or criminal action or other litigation, action, suit, investigation, claim or demand pending or, to the knowledge of Eco, threatened, against Eco that may have a material adverse effect upon the transactions contemplated by this Agreement or Eco’s ability to perform its duties and obligations under, or to otherwise comply with, this Agreement.

(e)    Eco is now in compliance with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations (collectively, “Laws”), other than Laws where neither the costs or potential costs of failing to comply, nor the costs or potential costs of causing compliance, would be material to Eco or its business or assets. The definition of Laws set forth above includes, without limitation, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act of 1986, the Emergency Planning and Community Right-to-Know Act of 1986, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act, any state equivalent thereof and all other laws related to the protection of the environment (“Environmental Laws”).

(f)    Eco has not withheld from HLBE any material facts relating to Eco’s ethanol marketing capabilities, and/or relating to the business operations of Eco. Further, no representation or warranty in this Agreement, or in any letter, certificate, exhibit, schedule, statement or other document furnished pursuant to this Agreement, contains any untrue statement of a material fact.

(g)    As of the date of this Agreement, Eco has, and will at all times during the Term continuously maintain in effect, any and all governmental and other consents, approvals, authorizations, registrations, licenses and permits that are necessary or appropriate for Eco to fully and timely perform all of its duties and obligations under this Agreement, including, without limitation, all licenses, permits and other approvals that are necessary or appropriate to market and sell the ethanol sold hereunder as contemplated herein.

(h)    Throughout the Term, Eco will have the technical capability to market the quantity of ethanol required under this Agreement.

18.    Eco Limitations:

(a)    Subject to Section 29, HLBE is responsible and liable for all non-deliveries of ethanol that it is contracted to supply to Eco hereunder. Without limiting the foregoing or HLBE’s obligations and liabilities hereunder, Eco, in conjunction with HLBE, shall reasonably assist in procuring ethanol from other suppliers to cover any such non-deliveries by HLBE; provided, however, HLBE will reimburse Eco for any losses, costs and expenses incurred by Eco relating thereto and HLBE shall remain responsible and liable for any additional expense related to any failure to supply ethanol by HLBE to Eco. In the event Eco procures product for HLBE, Eco is obligated to act in good faith and in the best interests of HLBE, and must keep HLBE informed of such procurement to the greatest extent possible.

(b)    Eco shall reserve the right to refuse to do business with any party who it reasonably deems to be a credit or performance risk. At HLBE’s written request, Eco will offer guidance as to why any otherwise desirable counterparty has been deemed a credit risk unsuitable to do business with.

(c)    Upon any termination of this Agreement, both parties will be responsible to take all actions reasonably necessary to complete any valid and existing Purchase Contracts.

19.    Confidentiality:

(a)    During the Term and for a period of three (3) years thereafter, the parties agree, to the extent permitted by law, to preserve and protect the confidentiality and terms of this Agreement, and to not disclose any terms hereof unless required by a court of competent jurisdiction or as agreed to by the other party. Both parties recognize that applicable law may require the filing of this Agreement with, or the furnishing of information to, governmental authorities or regulatory agencies. Both parties further recognize the need, from time to time, for the submission of this Agreement to affiliates, consultants or contractors performing work on, or related to, the subject matter of this Agreement. The parties agree to allow the submission of this Agreement to affiliates, consultants and contractors only if such affiliates, consultants and contractors agree to protect the confidentiality of this Agreement. In the event either party is of the opinion that applicable law requires it to file this Agreement with, or to disclose information related to this Agreement to, any judicial body, governmental authority or regulatory agency, that party shall so notify the other party in writing promptly upon learning of such requirement and prior to the disclosure or filing of this Agreement and, notwithstanding any other provision of this Section 19, shall disclose only those portions of this Agreement required by law and shall use its best efforts to maintain the confidentiality of the remainder.

(b)    In the event that HLBE is a reporting company pursuant to the Securities Exchange Act of 1934, as amended (the “Act”), and HLBE determines that HLBE is required to publicly disclose this Agreement or any of the terms hereof pursuant to HLBE’s obligations under the Act, then HLBE shall (i) provide prompt written notice of such determination to Eco, (ii) use its best efforts to seek the maximum level of confidential treatment of this Agreement and its terms including, specifically, seeking confidential treatment of all financial information in this Agreement, and (iii) provide Eco the opportunity to review, comment on and approve (which approval shall not be unreasonably withheld or delayed) all correspondence to and from HLBE and the Securities Exchange Commission, including requests for confidential treatment.

20.    Solicitation: During the Term, both Parties agree not to interfere with, solicit, disrupt or attempt to disrupt any relationships, contractual or otherwise, between either Parties customers, employees or vendors.

21.    Term and Termination:

(a)    The term of this Agreement shall commence on 00:00 a.m. (CST) on November 1, 2013 and shall continue for until December 31, 2016 (the “Term”). Upon the expiration of the Term, this Agreement will automatically renew for additional consecutive terms of three (3) years each unless either party hereto gives written notice to the other at least ninety (90) days prior to the end of the Term or the then current renewal term, in which case this Agreement shall terminate at the end of the Term or such then current renewal term. Notwithstanding any other provision of this Agreement, this Agreement may be terminated as follows:

(i)    By HLBE in the event of a material breach of any of the terms hereof by Eco, by written notice (by certified mail, return receipt requested) specifying the breach, which notice shall be effective fifteen (15) days after it is given to Eco unless Eco cures the breach within such 15-day period, except for a breach of Section 5(a) for which notice shall not be required and Eco shall only have five (5) days to cure.

(ii)    By Eco in the event of a material breach of any of the terms hereof by HLBE, by written notice (by certified mail, return receipt requested) specifying the breach, which notice shall be effective fifteen (15) days after it is given to HLBE unless HLBE cures the breach within such fifteen (15) day period.

(iii)    By either party hereto, without cause, after twelve (12) months from the 1St day of ethanol production (the “One Year Anniversary”), provided that the terminating party provides written notice of the termination to the non-terminating party ninety (90) days prior to the One Year Anniversary.

(iv)    By the mutual consent of both parties on such terms as the parties may agree.

(v)    By either party upon the occurrence of a Change of Control of the other party. For purposes of this section 21(a)(v), “Change of Control” shall mean (A) the acquisition by any person, not affiliated with the party, of an aggregate of more than fifty percent (50%) of the shares of voting stock of the party outstanding immediately prior to the acquisition; or (B) any sale or liquidation of all or substantially all of the assets of the party (other than to a wholly-owned subsidiary of the party), or any merger, consolidation or reorganization in which the party is not the surviving entity or the sole owner of the surviving entity.

(vi)    By either party immediately in the event that the other party is in a state of bankruptcy. For purposes hereof, a party is in a state of bankruptcy in the event a voluntary or involuntary proceeding is commenced with respect to such party under any applicable bankruptcy laws of any jurisdiction to which such party is subject, or otherwise, for arrangement, reorganization, dissolution, liquidation, settlement of claims or winding up of affairs and, if involuntary, such proceeding is consented to by such party or remains undismissed for more than sixty (60) days.

(vii)    By written notice pursuant to the terms of Sections 29 or 31(d).

(b)    The termination of this Agreement pursuant to the terms hereof shall not act as a waiver or release of any rights or remedies available at law, in equity or otherwise that may have accrued prior to such termination.

22.    Licenses, Bonds, and Insurance: Each party represents that it now has and will maintain in full force and effect during the Term, at its sole cost, all necessary licenses, bonds and insurance, including general commercial insurance, in accordance with applicable laws and regulations. The commercial general liability insurance policy issued to HLBE shall (i) be with an insurance carrier reasonably acceptable to the other, (ii) name Eco as an additional insured, and (iii) provide for a minimum of thirty (30) days’ written notice to the Eco prior to any cancellation, termination, nonrenewal, amendment or other change of such insurance policy. HLBE shall provide reasonable proof of such insurance to Eco upon the reasonable request of Eco from time to time.

23.    Limitation of Liability: Each party acknowledges and agrees that the other party does not make any guarantee, express or implied, to the other of profit, or any particular results from the transactions hereunder. In no event shall Eco be responsible for any loss or damages resulting from a mechanical, operational, accidental, or environmental event of any kind occurring prior to the ethanol being delivered to the trucks.

24.    Disclaimer: Except as otherwise required herein, the parties to this Agreement understand and agree that neither party makes any warranty to the other respecting legal or regulatory requirements and risks of the transactions contemplated hereby.

25.    Indemnity:

(a)    HLBE shall indemnify, defend and hold Eco (and its respective officers, directors, managers, members, shareholders, agents and representatives) harmless from claims, demands and causes of action asserted against Eco by any person (including, without limitation, employees of Eco) for personal injury or death, or for loss of or damage to property resulting from the willful misconduct or negligent acts or omissions of HLBE or any of its officers, directors, managers, employees, agents or representatives.

(b)    Eco shall indemnify, defend and hold HLBE (and its respective officers, directors, managers, members, shareholders, agents and representatives) harmless from claims, demands and causes of action asserted against HLBE by any person (including, without limitation, employees of HLBE) for personal injury or death, or for toss of or damage to property resulting from the willful misconduct or negligent acts or omissions of Eco or any of its officers, directors, managers, employees, agents or representatives.

(c)    Where personal injury, death or loss of or damage to property is the result of the joint negligence or misconduct of HLBE and Eco, the parties expressly agree to indemnify each other in proportion to their respective share of such joint negligence or misconduct.

26.    Nature of Relationship: Each party hereto is an independent contractor providing or purchasing services or products from the other. No employment relationship, agency, partnership or joint venture is intended, nor shall any such relationship be deemed created hereby. Except as may be specifically set forth in this Agreement, each party shall be solely and exclusively responsible for its own expenses and costs of performance.

27.    Notices: All notices under this Agreement shall be in writing and deemed duly given, if delivered: (a) personally by hand or by a nationally recognized overnight courier service, when delivered at the address specified in this Section 27; (b) by United States certified or registered first class mail when delivered at the address specified in this Section 27, on the date appearing on the return receipt therefor; (c) by facsimile transmission, when such facsimile transmission is transmitted to the facsimile transmission number specified in this Section 27; or (d) by electronic mail when such electronic mail is transmitted to the electronic mail address specified in this Section 27:

HLBE:    Heron Lake BioEnergy, LLC
ATTENTION:    General Manager
ADDRESS:    91246 390th Avenue
Heron Lake, MN 56137
PHONE:    (507) 793-0077
FAX:
EMAIL:

Eco-Energy:    Eco-Energy, LLC
ATTENTION:    Executive Officer
ADDRESS:    725 Cool Springs Blvd, Suite 500
Franklin, TN 37067
PHONE:    (615) 778-2898
FAX:    (615) 778-2897
EMAIL:

28.    Compliance with Governmental Controls; No Breach:

(a)    To the extent applicable, the parties agree to comply with all laws, ordinances, rules, codes, regulations and lawful orders of any government authority applicable to the performance of this Agreement, including, without limitation, safety, health, social security, pension and benefits, wage hour laws, Environmental Laws, and laws regarding unemployment compensation, nondiscrimination on the basis of race, religion, color, sex or national origin and affirmative action (collectively, the “Regulations”).

(b)    The parties enter this Agreement in reliance upon the Regulations in effect on the date of the Agreement with respect to or directly or indirectly affecting the ethanol to be delivered, including without limitation, production, gathering, manufacturing, transportation, sale and delivery thereof insofar as said Regulations affect the parties and their customers. In the event that at any time subsequent to the date of the Agreement, any of said Regulations are changed or new Regulations are promulgated whether by law, decree, interpretation or regulation, or by response to the insistence or request of any governmental authority or person purporting to act therefore, and the effect of such changed or new Regulation (i) is or will not be covered by any other provisions of the Agreement, or (ii) has or will have an adverse economic effect upon the parties to this Agreement or the suppliers or customers of said parties, the parties shall have the option to request renegotiation of the prices and other pertinent terms provided for in the Agreement and their respective effective dates. Said option may be exercised by either party at any time after such changed or new Regulation is promulgated by giving notice of the exercise of its option to renegotiate prior to the time of delivery of ethanol or any part thereof. Such notice shall contain proposed new prices and terms requested. If the parties do not agree upon new prices and terms satisfactory to both parties within ten (10) days after such notice is given, either party shall have the right to terminate the Agreement at the end of said ten (10) day period.

29.    Force Majeure: If any term or condition of this Agreement to be performed or observed by Eco or HLBE (other than a payment or indemnification obligation) is rendered impossible of performance or observance due to any force majeure event or any other act, omission, matter, circumstance, event or occurrence beyond the commercially reasonable control of Eco or HLBE, as the case may be (each, an “Force Majeure Event”), the affected party shall, for so long as such Force Majeure Event exists, be excused from such performance or observance, provided the affected party (i) promptly notifies the other party of the occurrence of the Force Majeure Event, (ii) takes all such steps as are reasonably necessary or appropriate to terminate, remedy or otherwise discontinue the effects of the Force Majeure Event, and (iii) recommences performance after the termination or discontinuance of the Force Majeure Event; provided, however, that if after thirty (30) days from the occurrence of the Force Majeure Event the affected party is still unable to perform its obligations under this Agreement, the other party may, in such party’s sole discretion, terminate this Agreement effective upon the giving of written notice to the affected party. The term “Force Majeure Event” includes an actual or threatened act or acts of war or terrorism, earthquake, acts of God including persistent weather conditions that materially affect the Plant’s ability to procure feedstock, receive shipments, ship ethanol, civil disturbance, hostilities, disorders, riots, sabotage, strikes, lockouts and labor disputes; provided, however, that nothing in this Section 29 is intended or shall be interpreted to require the resolution of labor disputes by acceding to the demands of labor when such course is inadvisable in the discretion of the party subject to such dispute. The term “Force Majeure Event” does not include (A) events affecting the performance of third-party suppliers of goods or services except to the extent caused by an event that otherwise is a Force Majeure Event; (B) changes to market conditions that affect the price of ethanol or other outputs of the Plant or corn or other feedstocks of the Plant that are not caused directly by a Force Majeure Event; (C) any obligation of either party to make payments hereunder; or (D) any event caused solely or primarily by the acts or omissions of the party claiming a Force Majeure Event.

30.    Arbitration. Any dispute that arises pursuant to the Agreements shall be subject to this Section 30 as follows:

(a)    In the event any dispute arises from any of the Agreements, and the parties are unable to resolve such controversy, dispute or disagreement within sixty (60) days after notice thereof is first delivered, the parties agree to submit such to arbitration in accordance with the rules of the American Arbitration Association (“AAA”). However, the parties also agree that they are not required to use the services of the AAA and may mutually agree to appoint an arbitrator to hear any dispute.

(b)    Any arbitrator selected by mutual agreement of the parties shall be experienced in the matter or action that is the subject of the arbitration. The arbitrator so chosen shall be impartial and independent of both parties. If the parties cannot agree to the mutual selection of an arbitrator within twenty (20) days after the end of such thirty-day period, then any party may in writing request AAA to select an appropriate arbitrator, and such arbitrator shall hear all arbitration matters arising under this section.

(c)    Any arbitration shall take place in the county of Williamson, state of Tennessee. The decision of the arbitrator is binding and no suit at law or equity shall be instituted by any party to this agreement except to enforce the decision of the arbitrator. Any award rendered by the arbitrator shall be final and judgment may be entered on it in any court having jurisdiction.

31.    General:

(a)    This Agreement is the entire understanding of the parties concerning the subject matter hereof and supersedes any and all prior agreements. Additionally, if this Agreement expires and/or is terminated for any reason and there are existing Purchase Contracts that have yet to be completed at the time of such expiration and/or termination these Purchase Contracts remain legally enforceable between the parties. Any amendment to this Agreement shall only be effective and binding if in writing and executed by the parties hereto. No waiver by any party, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such term or condition.

(b)    If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(c)    This Agreement is not intended to, and does not, create or give rise to any fiduciary duty on the part of any party to any other.

(d)    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(e)    All issues, questions and disputes concerning the validity, interpretation, enforcement, performance or termination of this Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without giving effect to any other choice of law or conflict of laws rules or provisions. The state and county courts located in Williamson County, Tennessee, or the Federal District Court for the Middle District of Tennessee shall be the exclusive forum for the adjudication of any disputes arising under the term of this Agreement and each of the parties irrevocably consents to the personal jurisdiction and subject matter jurisdiction of such courts.

(f)    This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronic signature.

(g)    Time is of the essence in the performance by each of Eco and HLBE of their obligations pursuant to this Agreement.

(h)    Except as otherwise stated herein, each of Eco and HLBE shall have all rights and remedies available in law, equity or otherwise in the event of the breach of failure to perform by the other of any term or condition of this Agreement.

(i)    The recitals to this Agreement are an integral part hereof and are incorporated herein by reference.

[Reminder of Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Ethanol Marketing Agreement as of the Execution Date.

ECO ENERGY, LLC

By: /s/ Chad Martin
Name: Chad Martin
Its: CEO

HLBE

By: /s/ Steve A. Christensen
Name: Steve A. Christensen
Its: CEO & GM

Ethanol Marketing Agreement
Signature Page

EXHIBIT A
E GRADE DENATURED FUEL ETHANOL SPECIFICATIONS
E Grade Denature Fuel Ethanol Specifications

Specification Points	Test Method	Shipments	Deliveries
Apparent Proof, 60° F	Hydrometer	Report
Or Density, 60° F	ASTM D-4052	Report

Water, Volume %, Maximum	ASTM E-203 or E-1064	1.0

Ethanol, Volume %	ASTM D-5501
Minimum		93.5	93.0
Methanol, Volume %, Maximum	ASTM D-5501	0.5

Sulfur, ppm (wt/wt), Maxium	ASTM D5453	10

Solvent Washed Gum,	ASTM D-381
Mg/100mL	Air Jet Method
Maximum		5

Potential Sulfate, mass ppm	ASTM D7319
Maximum		4

Chloride, mg/L	ASTM D-512-81
Maximum	Procedure C,	32
	Modified per D-4806
Copper, mg/L	ASTM D-1688
Maximum	Method A,	0.08
	Modified per D-4806

Acidity (as acetic acid), Mass %	ASTM D-1613
Maximum		0.007

pHe	ASTM D-6434
Minimum		6.5
Maximum		9.0

Appearance @60 F	Visual Examination	Visibly free of suspended or precipitated contaminants. Must be clear and bright.
Denaturant Content and Type
Volume %		2

Corrosion Inhibitor Additive,	Minimum treat rate	Vendor	Additive
One of the following is	10 lbs./1000 bbls.	Innospec	DCI-11 Plus
Required:	20 lbs./1000 bbls.	G.E. Betz	Endcor GCC9711
	20 lbs./1000 bbls.	Petrolite	Tolad 3222
	20 lbs./1000 bbls.	Nalco	5403
	20 lbs./1000 bbls.	Betz	ACN 13
	20 lbs./1000 bbls.	Midcontinental	MCC5011E
	13 lbs./1000 bbls.	Midcontinental	MCC5011PHE
	13 lbs./1000 bbls.	Petrolite	Tolad 3224

13 lbs./1000 bbls.	US Water Services	Corrpro 654
10 lbs./1000 bbls.	Nalco	5624A
10 lbs./1000 bbls.	Nalco	5624ATR
13 lbs./1000 bbls.	US Water Services	Corrpro 656
6 lbs./1000 bbls.	Ashland	Amergy ECI-6
3 lbs./1000 bbls.	G.E. Power & Water	8Q123ULS
10 lbs./1000 bbls.	NALCO	EC5624A Plus
6 lbs./1000 bbls.	US Water Services	Corrpro Pro NT

EXHIBIT B
PURCHASE ORDER
Eco-Energy, LLC
725 Cool Springs Blvd Suite 500
Franklin, TN 37067
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